EXHIBIT 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K of our report dated February 9, 2005, relating to the consolidated financial statements as of and for the year ended December 31, 2004 of Mid Penn Bancorp, Inc. and subsidiaries, which report appears in Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the Securities and Exchange Commission.

/s/ PARENTE RANDOLPH, LLC

Williamsport, Pennsylvania
March 11, 2005